Exhibit 3.235

Certificate
of the Incorporation of a Company

No. of Company: 107364

IT IS HEREBY CERTIFIED that

Rowan Offshore (Gibraltar) Limited

is this day incorporated under the Companies Act and that the company is limited.

Given at Gibraltar, this 15th day of February Two Thousand and Twelve.

For and on behalf of the
Registrar of Companies